Exhibit 10.2
                                    FORM OF
                         EMPLOYMENT CONTINUITY AGREEMENT

           THIS AGREEMENT dated as of __________________, 1999 (the "Agreement Date") is made by and between Virginia Power, a Virginia corporation, Dominion Resources, Inc. ("DRI"), a Virginia corporation, (and together with Virginia Power, the "Company") and ______________________ (the "Executive").

                                    ARTICLE I
                                    PURPOSES

           The Board of Directors of Virginia Power (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued services of the Executive, despite the possibility or occurrence of a Change in Control of DRI. The Board believes that this objective may be achieved by giving key management employees assurances of financial security in case of a pending or threatened change in control, so that they will not be distracted by personal risks and will continue to devote their full time and best efforts to the performance of their duties. The Board also wants to provide the Executive with compensation and benefits arrangements upon a Change in Control which are competitive with those of similarly situated corporations.

                                   ARTICLE II
                               CERTAIN DEFINITIONS

           When used in this Agreement, the terms specified below shall have the following meanings:

           2.1 "Agreement Term" means the period commencing on the Agreement Date and ending on the third anniversary of the Agreement Date. Commencing on the third anniversary of the Agreement Date and each subsequent anniversary of the Agreement Date, the Agreement Term shall be automatically extended for an additional one-year term, unless at least 30 days prior to the last day of any such extended Agreement Term, the Company shall give notice to the Executive that the Agreement Term shall not be extended. The Agreement Term shall also include the Employment Period.

           2.2 "Accrued Obligation" See Section 5.4(a).

           2.3 "Annual Base Salary" See Section 3.1(a).

           2.4 "Annual Bonus" See Section 3.1(b).

           2.5 "Bonus Plan" See Section 3.2(b).
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           2.6 "Cause" See Section 4.3.

           2.7 "Change in Control" means:

                     (a) any person, including a "group" as defined in Section 13(d)(3) of the Act becomes the owner or beneficial owner of DRI securities having 20% or more of the combined voting power of the then outstanding DRI securities that may be cast for the election of DRI's directors (other than as a result of an issuance of securities initiated by DRI, or open market purchases approved by the DRI Board, as long as the majority of the DRI Board approving the purchases is also the majority at the time the purchases are made); or

                     (b) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of DRI before such transactions cease to constitute a majority of the DRI Board, or any successor's board, within two years of the last of such transactions.

           2.8 "Code" means the Internal Revenue Code of 1986, as amended.

           2.9 "Company Certificate" See Section 6.1.

           2.10 "Disability" See Section 4.1.

           2.11 "Disability Effective Date" See Section 4.1

           2.12 "Effective Date" means the first date during the Agreement Term on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and the Executive's employment with the Company had terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement, the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

           2.13 "Employment Period" means the period commencing on the Effective Date and ending on the third anniversary of such date.

           2.14 "Excise Taxes" See Section 6.1(a).

           2.15 "Gross-up Payment" See Section 6.1(a).

           2.16 "Performance Period" See Section 3.2(b).

           2.17 "Plans" See Section 3.2(c).

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           2.18 "Potential Parachute Payments" See Section 6.1(a).

           2.19 "Severance Incentive" means the greater of (i) the target annual incentive under an Incentive Plan applicable to the Executive for the Performance Period in which the Termination Date occurs, or (ii) the highest actual annual incentives paid (or payable, to the extent not previously paid) to the Executive under the Incentive Plan during the three calendar years preceding the calendar year in which the Termination Date occurs.

           2.20 "Termination Date" means the date of termination of the Executive's employment; provided, however, that if the Executive's employment is terminated by reason of Disability, then the Termination Date shall be the Disability Effective Date (as defined in Section 4.1(a)).

           2.21 "Welfare Plans" See Section 3.2(d).


                                   ARTICLE III
                               TERMS OF EMPLOYMENT

           3.1 Position and Duties.

           (a) The Company hereby agrees to continue the Executive in its employ during the Employment Period and, subject to Article IV of this Agreement, the Executive agrees to remain in the employ of the Company subject to the terms and conditions hereof.

           (b) During the Employment Period, the Executive (i) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company (with the exception of absences on account of illness or vacation in accordance with the Company's policies and civic and charitable commitments not involving a conflict with the Company's business), and (ii) will comply with the directions and orders of the Board of Directors, the Chief Executive Officer or other superior officer of the Company with respect to the performance of his duties.

           3.2 Compensation.

           (a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and, thereafter, at least annually, and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded to other peer executives of the Company. Annual Base Salary shall not be reduced after any such increase unless such reduction is part of a policy, program or arrangement applicable to peer executives of the Company and of any successor entity, and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so adjusted.

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           (b)       Annual  Bonus.  In addition to Annual Base  Salary,  the
Company shall make or cause to be made to the Executive an incentive award (the "Annual Bonus") for each Performance Period which ends during the Employment Period. "Performance Period" means each period of time designated in accordance with any annual incentive award arrangement ("Bonus Plan") which is based upon performance. The Executive's target and maximum Annual Bonus with respect to any Performance Period shall not be less than the largest target and maximum annual incentive award payable with respect to the Executive under the Company's annual incentive program as in effect at any time in the three-year period immediately preceding the Effective Date.

           (c) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs ("Plans") applicable generally to other peer executives of the Company, but in no event shall such Plans provide the Executive with incentives or savings and retirement benefits which, in each case, are less favorable, in the aggregate than the greater of (i) those provided by the Company for the Executive under such Plans as in effect at any time during the 90-day period immediately preceding the Effective Date, or (ii) those provided generally at any time after the Effective Date to other peer executives of the Company. The Plans shall include both tax-qualified retirement plans and nonqualified retirement plans.

           (d) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs ("Welfare Plans") provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance benefits), but in no event shall such Welfare Plans provide the Executive with benefits which are less favorable, in the aggregate than the greater of (i) those provided by the Company for the Executive under such Welfare Plans as were in effect at any time during the 90-day period immediately preceding the Effective Date, or (ii) those provided generally at any time after the Effective Date to other peer executives of the Company.

           (e) Other Employee Benefits. During the Employment Period, the Executive shall be entitled to other employee benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company, as in effect with respect to the Executive at any time during the 90-day period immediately preceding the Effective Date, or if more favorable, as in effect generally with respect to other peer executives of the Company. These other employee benefits and perquisites include, but are not limited to, vacation, use of a company car, parking benefits and financial planning.

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           (f)       Stock  Incentives.  At the  Effective  Date,  the Executive
shall become fully vested in any and all stock incentive awards granted to the Executive under the Dominion Resources, Inc. Incentive Compensation Plan or any other plan or arrangement ("Incentive Plans") which have not become exercisable as the Effective Date. All forfeiture conditions that as of the Effective Date are applicable to any deferred stock unit, restricted stock or restricted share units awarded to the Executive by the Company pursuant to any Incentive Plan or otherwise shall lapse immediately at the Effective Date.

           (g) Subsidiaries. To the extent that immediately prior to the Effective Date, the Executive has been on the payroll of, and participated in the incentive or employee benefit plans of, a subsidiary of DRI, the references to the Company contained in Sections 3.2(a) through 3.2(f) and the other Sections of this Agreement referring to benefits to which the Executive may be entitled shall be read to refer to such subsidiary.

                                   ARTICLE IV
                            TERMINATION OF EMPLOYMENT

           4.1 Disability. During the Agreement Term, the Company may terminate the Executive's employment upon the Executive's Disability. The Executive's employment shall terminate effective on the 30th day (the "Disability Effective Date") after the Executive's receipt of written notice of termination from the Company unless, before the Disability Effective Date, the Executive shall have resumed the full-time performance of the Executive's duties. "Disability" means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, the Executive unable to perform substantially the duties pertaining to his employment with the Company. A return to work of less than 14 consecutive days will not be considered an interruption in the Executive's six consecutive months of disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

           4.2 Death. The Executive's employment shall terminate automatically upon the Executive's death during the Agreement Term.

           4.3 Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" means (a) fraud or material misappropriation with respect to the business or assets of the Company, (b) persistent refusal or willful failure of the Executive to perform substantially his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal or failure, (c) conviction of a felony or crime involving moral turpitude, or (d) the use of drugs or alcohol that interferes materially with the Executive's performance of his duties.

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           4.4 Constructive Termination. The Executive may terminate the
Executive's employment for Constructive Termination at any time during the Employment Period. "Constructive Termination" means any material breach of this Agreement by the Company during the Employment Period, including:

           (a) the failure to maintain the Executive in the office or position, or in a substantially equivalent office or position, held by the Executive immediately prior to the Effective Date;

           (b) a material adverse alteration in the nature or scope of the Executive's position, duties, functions, responsibilities or authority as compared to the nature or scope immediately prior to the Effective Date;

           (c) a reduction of the Executive's Annual Base Salary in violation of Section 3.2(a) or a reduction in the Executive's Annual Bonus in violation of Section 3.2(b);

           (d) a failure by the Company to provide the Executive with increase in Annual Base Salary or participation in Bonus Plans or Incentive Plans comparable to peer executives of the Company;

           (e) the failure of any successor to the Company to assume this Agreement;

           (f) a relocation of more than 50 miles of (i) the Executive's workplace, or (ii) the principal offices of the Company (if such offices are the Executive's workplace), in each case without the consent of the Executive; or

           (g)       any failure by the Company to comply with Section 3.2(f).

           An act or omission shall not constitute Constructive Termination unless (1) the Executive gives written notice to the Company indicating that the Executive intends to terminate employment under this Section 4.4; (2) the Executive's voluntary termination occurs within 60 days after the Executive knows or reasonably should know of an event described in subsection (a)-(g) above, or within 60 days after the last in a series of such events, and (3) the Company has failed to remedy the event described in subsection (a)-(g) above as the case may be, within 30 days after receiving the Executive's written notice. If the Company remedies the event described in subsection (a)-(g), as the case may be, within 30 days after receiving the Executive's written notice, the Executive may not terminate employment under this Section 4.4 on account of the event specified in the Executive's notice.

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                                    ARTICLE V
                   OBLIGATIONS OF THE COMPANY UPON TERMINATION

           5.1 If by the Executive for Constructive Termination or by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability, or if the Executive shall terminate employment for Constructive Termination, the Company's obligations to the Executive shall be as follows:

           (a) The Company shall, within thirty business days of such termination of employment, pay the Executive a cash payment equal to the sum of the following amounts:

                     (i) to the extent not previously paid, the Annual Base Salary and any accrued paid time off through the Termination Date;

                     (ii) an amount equal to the product of (i) the Annual Bonus (as defined in Section 3.2(b)) for the Performance Period in which the Termination Date occurs multiplied by (ii) a fraction, the numerator of which is the number of days actually worked during such Performance Period, and the denominator of which is 365; or, if greater, the amount of any Annual Incentive paid or payable to the Executive with respect to the Performance Period for the year in which the Termination Date occurs;

                     (iii) all amounts previously deferred by the Executive under any nonqualified deferred compensation plan sponsored by the Company, together with any accrued earnings thereon, and not yet paid by the Company; and

           (b) The Company shall, within thirty business days of such termination of employment, pay the Executive a cash payment equal to three (3) times the sum of the Executive's Annual Base Salary and the Severance Incentive.

           (c) On the Termination Date, the Executive shall become fully vested in any and all stock incentive awards granted to the Executive under any Plan which have not become exercisable as of the Termination Date and all stock options (including options vested as of the Termination Date) shall remain exercisable until the applicable option expiration date. All forfeiture conditions that as of the Termination Date are applicable to any deferred stock unit, restricted stock or restricted share units awarded to the Executive by the Company pursuant to the LTIP, a successor plan or otherwise shall lapse immediately.

           (d) Except as provided in subsections (e) and (f), during the Employment Period (or until such later date as any Welfare Plan of the Company may specify), the Company shall continue to provide to the Executive and the Executive's family welfare benefits (including, without limitation, disability, individual life and group life insurance benefits, but excluding medical or other health plans) which are at least as favorable as those provided under the most favorable Welfare Plans of the Company applicable (i) with respect to the Executive and his family during the 90-day period immediately preceding the Termination Date, or (ii) with respect to other peer executives and their families during the Employment Period. In determining benefits under such Welfare Plans, the Executive's annual compensation attributable to base salary and incentives for any plan year or calendar year, as applicable, shall be deemed to be not less than the Executive's Annual Base Salary and Annual Incentive. The cost of the welfare benefits provided under this Section 5.1(d) shall not exceed the cost of such benefits to the Executive immediately before the Termination Date or, if less, the Effective Date. Notwithstanding the foregoing, if the Executive obtains comparable coverage under any Welfare Plans sponsored by another employer, then the amount of coverage required to be provided by the Company hereunder shall be reduced by the amount of coverage provided by such other employer's Welfare Plans.

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           (e)       If the Executive elects to convert any group term life
insurance to an individual policy, the Company shall pay all premiums for 12 months and the Executive shall cease to participate in the Company's group term life insurance.

           (f) The Executive's eligibility for any retiree medical coverage shall be determined under the relevant plan, with additional age or service credited provided in the Executive's employment agreement, if any. The Executive's rights under this Section shall be in addition to and not in lieu of any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including, without limitation, continuation coverage required by Section 4980B of the Code ("COBRA Continuation Coverage"). If the Executive is not eligible for retiree medical coverage and elects to receive COBRA Continuation Coverage, the Company shall pay all of the required premiums for the Executive and/or the Executive's family for 12 months after the Termination Date. For purposes of determining eligibility for and the time of commencement of retiree benefits under any Welfare Plans of the Company, the Executive's credited service shall be the Executive's credited service at the Termination Date plus five years and the Executive's age shall be deemed to be the Executive's age at the Termination Date plus five years. If the Executive is eligible for additional credited service or deemed age under an employment agreement or other contract with the Company, the additional service and age provided by this Section 5.1(f) shall be in addition to any service and/or age credit provided under an employment agreement or contract.

           (g) The Executive shall be fully vested in the Company's Executive Supplemental Retirement Plan and Benefit Restoration Plan or any successor or replacement plans (the "Supplemental Plans"). For purposes of the Supplemental Plans, the Executive's credited service shall be the Executive's credited service at the Termination Date plus five years and the Executive's age shall be deemed to be the Executive's age at the Termination Date plus five years. The amount payable under Section 5.1(b) of this Agreement shall be taken into account for purposes of determining the amount of benefits to which the Executive is entitled under the Supplemental Plans as though the amount was earned equally over the Employment Period. If the Executive is eligible for additional credited service or deemed age under an employment agreement or other contract with the Company, the additional service and age provided by this
Section 5.1(g) shall be in addition to any service and/or age credit provided under an employment agreement or contract.

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           (h)       The Company shall, at its sole expense,  as incurred,  pay on behalf of Executive up to $25,000 in fees and costs charged by a nationally recognized outplacement firm selected by the Executive to provide outplacement service for one year after the Termination Date.

           5.2 If by the Company for Cause. If the Company terminates the Executive's employment for Cause during the Employment Period, this Agreement shall terminate without further obligation by the Company to the Executive, other than the obligation immediately to pay the Executive in cash the Executive's Annual Base Salary through the Termination Date, plus any accrued paid time off, in each case to the extent not previously paid.

           5.3 If by the Executive Other Than for Constructive Termination. If the Executive terminates employment during the Employment Period other than for Constructive Termination, Disability or death, this Agreement shall terminate without further obligation by the Company, other than the obligation immediately to pay the Executive in cash the Executive's Annual Base Salary through the Termination Date, plus any accrued paid time off, in each case to the extent not previously paid.

           5.4 If by the Company for Disability. If the Company terminates the Executive's employment by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligation to the Executive, other than:

           (a) the Company shall pay the Executive in cash all amounts specified in Sections 5.1(a)(i), (ii), (iii) and 5(b), in each case, to the extent unpaid as of the Termination Date (such amounts collectively, the "Accrued Obligations"),

           (b) the Executive shall be fully vested in the Company's Supplemental Plans and shall be entitled to immediate payment of any benefits under the Supplemental Plans; and

           (c) the Executive's right after the Disability Effective Date to receive disability and other benefits at least equal to the greater of (1) those provided under the most favorable disability Plans applicable to disabled peer executives of the Company in effect immediately before the Termination Date, or (2) those provided under the most favorable disability Plans of the Company in effect at any time during the 90-day period immediately before the Effective Date.

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           5.5 If upon Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligation to the Executive's legal representatives under this Agreement, other than the obligation immediately to pay the Executive's estate or beneficiary in cash all Accrued Obligations (as defined in Section 5.4(a)) and to provide the benefits as stated in Section 5.4(b). In addition, the Executive's family shall be entitled to receive death benefits at least equal to the most favorable death benefits provided under Plans and Welfare Plans of the Company to the surviving families of peer executives of the Company, but in no event shall such Plans and Welfare Plans provide benefits which in each case are less favorable, in the aggregate, than the most favorable of those provided by the Company to the Executive under such Plans in effect at any time during the 90-day period immediately before the Effective Date.


                                   ARTICLE VI
                   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

           6.1 Gross-up for Certain Taxes.

           (a) If the Company determines that any benefit received or deemed received by the Executive from the Company pursuant to this Agreement or otherwise, whether or not in connection with a Change in Control (such monetary or other benefits collectively, the "Potential Parachute Payments") is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, "Excise Taxes"), then the Company shall, within 30 business days after such determination, pay the Executive an amount (the "Gross-up Payment") equal to the product of:

                     (i)      the amount of such Excise Taxes multiplied by

                     (ii)     the Gross-up Multiple (as defined in Section 6.3).

     The Gross-up Payment is intended to compensate the Executive for all Excise Taxes payable by the Executive with respect to the Potential Parachute Payments and any federal, state, local or other income or other taxes or Excise Taxes payable by the Executive with respect to the Gross-up Payment.

           (b) The determination of the Company described in Section 6.1(a), including the detailed calculations of the amounts of the Potential Parachute Payments, Excise Taxes and Gross-Up Payment and the assumptions relating thereto, shall be set forth in a written certificate of the Company's independent auditors (the "Company Certificate") delivered to the Executive. The Executive may at any time request the preparation and delivery to the Executive of a Company Certificate. The Company shall cause the Company Certificate to be delivered to the Executive as soon as reasonably possible after such request.


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           6.2 Additional Gross-up Amounts. If for any reason it is later determined pursuant to a final judgment of a court of competent jurisdiction or a determination by the Company that the amount of Excise Taxes payable by the Executive is greater than the amount determined by the Company pursuant to
Section 6.1, then the Company shall pay the Executive an amount (which shall also be deemed a Gross-up Payment) equal to the product of:

           (a) the sum of (i) such additional Excise Taxes and (ii) any interest, fines, penalties, expenses or other costs incurred by the Executive as a result of having taken a position in accordance with a determination made pursuant to Section 6.1 multiplied by

           (b)       the Gross-up Multiple.

           6.3 Gross-up Multiple. The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the effective after-tax marginal rates of all federal, state, local and other income and other taxes and any Excise Taxes applicable to the Gross-up Payment. If different rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.

           6.4 Amount Increased or Contested.

           (a) The Executive shall notify the Company in writing (an "Executive's Notice") of any claim by the IRS or other taxing authority (an "IRS Claim") that, if successful, would require the payment by the Executive of Excise Taxes in respect of Potential Parachute Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Section 6.1. Such Executive's Notice shall include a copy of all notices and other documents or correspondence received by the Executive in respect of such IRS Claim. The Executive shall give the Executive's Notice as soon as practicable. If before the deadline for a response to the IRS ("IRS Claim Deadline"), the Company shall

                     (i) deliver to the Executive a Company Certificate to the effect that the IRS Claim has been reviewed by the Company and, notwithstanding the IRS Claim, the amount of Excise Taxes, interest and penalties payable by the Executive is either zero or an amount less than the amount specified in the IRS Claim,

                     (ii) pay to the Executive an amount (which shall also be deemed a Gross-Up Payment) equal to the positive difference between (A) the product of the amount of Excise Taxes, interest and penalties specified in the Company Certificate, if any, multiplied by the Gross-Up Multiple, and
     (B) the portion of such product, if any, previously paid to Executive by the Company, and

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                     (iii) direct the Executive pursuant to Section 6.4(d) to
     contest the balance of the IRS Claim,

           then the Executive shall pay only the amount, if any, of Excise Taxes, interest and penalties specified in the Company Certificate. In no event shall the Executive pay an IRS Claim earlier than 30 days after having given an Executive's Notice to the Company (or, if sooner, the IRS Claim Deadline).

           (b) At any time after the payment by the Executive of any amount of Excise Taxes or related interest or penalties in respect of Potential Parachute Payments, the Company may in its discretion require the Executive to pursue a claim for a refund (a "Refund Claim") of all or any portion of such Excise Taxes, interest or penalties as the Company may specify by written notice to the Executive.

           (c) If the Company notifies the Executive in writing that the Company desires the Executive to contest an IRS Claim or to pursue a Refund Claim, the Executive shall:

                     (i) give the Company all information that it reasonably requests in writing from time to time relating to such IRS Claim or Refund Claim, as applicable,

                     (ii) take such action in connection with such IRS Claim o Refund Claim (as applicable) as the Company reasonably requests in writing from time to time, including accepting legal representation with respect thereto by an attorney selected by the Company, subject to the approval of the Executive (which approval shall not be unreasonably withheld or delayed),

                     (iii) cooperate with the Company in good faith to contest such IRS Claim or pursue such Refund Claim, as applicable,

                     (iv) permit the Company to participate in any proceedings relating to such IRS Claim or Refund Claim, as applicable, and

                     (v) contest such IRS Claim or prosecute such Refund Claim (as applicable) to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company may from time to time determine in its discretion.

     The Company shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause the Executive to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the IRS or other taxing authority in respect of such IRS Claim or Refund Claim (as applicable); provided that (i) any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive relating to the IRS Claim is limited solely to such IRS Claim,
(ii) the Company's control of the IRS Claim or Refund Claim (as applicable) shall be limited to issues with respect to which a Gross-Up Payment would be payable, and (iii) the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

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           (d)       The Company may at any time in its discretion direct the
Executive to (i) contest the IRS Claim in any lawful manner or (ii) pay the amount specified in an IRS Claim and pursue a Refund Claim; provided, however, that if the Company directs the Executive to pay an IRS Claim and pursue a Refund Claim, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify the Executive, on an after-tax basis, for any income or other applicable taxes or Excise Tax, and any related interest or penalties imposed with respect to such advance.

           (e) The Company shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by the Company or the Executive in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify the Executive, on an after-tax basis, for any income or other applicable taxes, Excise Tax and related interest and penalties imposed on the Executive as a result of such payment of costs and expenses.

           6.5 Refunds. If, after the receipt by the Executive of any payment or advance of Excise Taxes advanced by the Company pursuant to Section 6.4, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6.4) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.4, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such determination within 30 days after the Company receives written notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid. Any contest of a denial of refund shall be controlled by
Section 6.4.

                                   ARTICLE VII
                              EXPENSES AND INTEREST

           7.1 Legal Fees and Other Expenses. The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

           7.2 Interest. If the Company does not pay any amount due to the Executive under this Agreement within three days after such amount became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at a annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

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

                                  ARTICLE VIII
                    NO ADVERSE EFFECT ON POOLING OF INTERESTS

           Any benefits provided to the Executive under this Agreement may be reduced or eliminated to the extent necessary, in the reasonable judgment of the DRI Board, to enable the Company to account for a merger, consolidation or similar transaction as a pooling of interests; provided that (i) the DRI Board shall have exercised such judgment and given the Executive written notice thereof prior to the Effective Date and (ii) the determination of the DRI Board shall be supported by a written certificate of the Company's independent auditors, a copy of which shall be provided to the Executive before the Effective Date.

                                   ARTICLE IX
                            NO SET-OFF OR MITIGATION

           9.1 No Set-off by Company. The Executive's right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense. Any claim which the Company may have against the Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by the Executive to enforce any rights against the Company under this Agreement.

           9.2 No Mitigation. The Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive's employment by another employer.

                                    ARTICLE X
                            NON-EXCLUSIVITY OF RIGHTS

           10.1 Waiver of Other Severance Rights. To the extent that payments are made to the Executive pursuant to Section 5.1 of this Agreement, the Executive hereby waives the right to receive benefits under any plan or agreement (including an offer of employment or employment contract) of the Company or its subsidiaries which provides for severance benefits (except as provided in Section 5.1(b).

           10.2 Other Rights. Except as provided in Section 10.1, this Agreement shall not prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan of the Company or any of its subsidiaries and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.

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


                                   ARTICLE XI
                                  MISCELLANEOUS

           11.1 No Assignment. The Executive's rights under this Agreement may not be assigned or transferred in whole or in part, except that the personal representative of the Executive's estate will receive any amounts payable under this Agreement after the death of the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

           11.2 Successors. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. Before or upon a Change in Control, the Company shall obtain the agreement of the surviving or acquiring corporation that it will succeed to the Company's rights and obligations under this Agreement.

           11.3 Rights Under the Agreement. The right to receive benefits under the Agreement will not give the Executive any proprietary interest in the Company or any of its assets. Benefits under the Agreement will be payable from the general assets of the Company, and there will be no required funding of amounts that may become payable under the Agreement. The Executive will for all purposes be a general creditor of the Company. The interest of the Executive under the Agreement cannot be assigned, anticipated, sold, encumbered or pledged and will not be subject to the claims of the Executive's creditors.

           11.4 Notice. For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive or his personal representative at his last known address. All notices to the Company must be directed to the attention of the Corporate Secretary with a copy to the General Counsel. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

           11.5 Miscellaneous. The Executive and the Company agree that, effective as of the execution of this Agreement, any prior Employment Continuity Agreement between the Executive and the Company is null and void. This instrument contains the entire agreement of the parties. To the extent not governed by federal law, this Agreement will be construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

           11.6 Tax Withholding. The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.



___________________________
Executive



VIRGINIA POWER



 By:________________________   Title:_______________________



DOMINION RESOURCES, INC.



 By:________________________   Title:_______________________



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